Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

OVERHILL FARMS, INC.

On the 2nd day of April, 2009, the Board of Directors of the Corporation approved by resolution the amendment and restatement of the Corporation’s Amended and Restated Articles of Incorporation. The number of shares of the Corporation outstanding and entitled to vote on the amendment and restatement of the Amended and Restated Articles of Incorporation was 15,823,271 shares of Common Stock. The amendment and restatement has been approved by stockholders holding 13,035,414 shares of Common Stock, which is at least a majority of the only class of stock outstanding and entitled to vote thereon.

The Corporation’s Amended and Restated Articles of Incorporation are hereby amended and restated in their entirety to read as follows:

ARTICLE ONE
NAME

The name of the Corporation is: Overhill Farms, Inc. (the “Corporation”).

ARTICLE TWO
LOCATION OF CORPORATE OFFICES AND CONDUCT OF BUSINESS

The Corporation may maintain an office, or offices, in such place or places within or without the State of Nevada as may be from time to time designated by the board of directors of the Corporation (the “Board of Directors”), or by the bylaws of the Corporation (the “Bylaws”).  The Corporation may conduct all corporate business of every kind and nature, including the holding of all meetings of directors and stockholders, outside the State of Nevada as well as within the State of Nevada.

ARTICLE THREE
PURPOSE

The purpose for which the Corporation is organized is the transaction of any and all lawful business or activity for which Corporations may be incorporated under Chapter 78 of the Nevada Revised Statutes (“NRS”).

ARTICLE FOUR
DURATION

The period of duration is perpetual.

ARTICLE FIVE
CAPITAL STOCK

A.             Authorized Capital. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 150,000,000, consisting of (i) 50,000,000 shares of preferred stock, $.01 par value per share (“Preferred Stock”), and (ii) 100,000,000 shares of common stock, $.01 par value per share (“Common Stock”). No other class of stock shall be authorized. Said shares of Common Stock and Preferred Stock may be issued in one or more series by the Corporation from time to time, without action by the stockholders, and for such consideration as may be fixed from time to time by the Board of Directors.

B.             Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued shares of Preferred Stock, for the issuance of serial Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the classes, series and the number of each class or series of Preferred Stock and if more than one class or series of Preferred Stock is authorized, the Board of Directors shall fix the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of each class or series of Preferred Stock.

The voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of each class or series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such series, but not issued, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

C.             Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote. Subject to the provisions of applicable law and the rights of the Preferred Stock and any other class or series of stock having a preference as to dividends over the Common Stock then outstanding, dividends may be paid on the Common Stock out of assets legally available for dividends, but only at such times and in such amounts as the Board of Directors shall determine and declare. Upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock and any other class or series of stock having a preference over the Common Stock then outstanding have been paid or declared and set apart for payment, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, respectively.

D.             Miscellaneous Provisions.

1.              Preemptive Rights. No stockholder of the Corporation shall by reason of his holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any shares or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder other than such rights, if any, as the Board of Directors in its discretion from time to time may grant, and at such price as the Board of Directors in its discretion may fix.

2.              Cumulative Voting. Cumulative voting by any stockholder is hereby expressly denied.

ARTICLE SIX
GOVERNANCE

The governing board of the Corporation shall be styled directors and known as the Board of Directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of the Corporation, providing that the number of directors shall not be reduced to less than three (3), and further providing that no director’s term shall be shortened by reason of a resolution reducing the number of directors.

ARTICLE SEVEN
BOARD OF DIRECTORS

A.             The Board of Directors is expressly authorized to make, alter or amend the Bylaws of the Corporation by approval of a majority of a quorum of the members of the Board of Directors.

B.             Authority is hereby expressly granted to and vested in the Board of Directors to issue notes, bonds, debentures, warrants and other obligations of the Corporation convertible into stock of such class or bearing such warrants or other evidence of optional rights to purchase and/or subscribe to stock of such class and issued and convertible upon such terms and conditions and in such manner as may be fixed and stated by the resolution or resolutions from time to time adopted providing for the issuance thereof.

C.             The Board of Directors shall be authorized to exercise all such powers and do all such things and acts as may be exercised or done by the Corporation, subject to the provisions of the laws of the State of Nevada, of these Articles of Incorporation and of the Bylaws of the Corporation.

D.             The Board of Directors, a committee appointed by the Board of Directors, or any stockholder entitled to vote in the election of directors generally may make nominations for the election of directors. However, a stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation (A) with respect to an election to be held at an annual meeting of stockholders, not less than sixty (60) nor more than one hundred twenty (120) days prior to the scheduled annual meeting date, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than seventy (70) days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made to the stockholders, then notice by the stockholder, to be timely, must be so delivered or received not later than 5:00 p.m. Pacific time (“close of business”) on the tenth (10th) day following the date on which notice of the date of the annual meeting is first publicly disclosed or otherwise given to stockholders, or (B) with respect to an election to be held at a special meeting of stockholders, not later than the close of business on the tenth (10th) day following the date on which notice of such meeting is first publicly disclosed or otherwise given to stockholders. A stockholder’s notice to the Secretary shall set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, and a full description of their respective existing or proposed financial and other interests in and relationships with the Corporation or affiliates of the Corporation; (ii) a representation that the stockholder is a holder of record stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Corporation if so elected. The Corporation may require any stockholder who makes a nomination or any proposed nominee to furnish such other information as the Corporation may reasonably require for determining the eligibility and qualifications of such stockholder to make a nomination and of such proposed nominee to serve as a director of the Corporation. The provisions of this Article Seven apply to all nominations by stockholders, regardless of whether the nominations are requested to be included in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). In addition to complying with the provisions of this Article Seven, a stockholder shall also comply with all applicable requirements of Chapter 78 of the NRS and the Exchange Act and the rules and regulations thereunder, with respect to the matters set forth in this Article Seven. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with this Article Seven.

ARTICLE EIGHT
LIABILITIES AND INDEMNIFICATION

A.            Without limiting the limitation of liability of directors and officers provided by, and subject to the exceptions enumerated in, NRS 78.138(7), a director or officer of the Corporation shall not be individually liable to the Corporation or its stockholders for any damages as a result of any act or failure to act in the person’s capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of the person’s fiduciary duties as a director or officer; and (ii) the breach of those duties involved intentional misconduct, fraud or knowing violation of law.

B.             Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, (i) is or was a director or officer of the Corporation, or (ii) is or was serving at the request of the Corporation as a director or officer of another corporation or as the Corporation’s representative in a partnership, joint venture, trust or other enterprise (such director, officer or representative, a “representative”), shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of any current or former officer, director or representative incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director, officer or representative to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article Eight.

Without limiting the application of the foregoing, the Board of Directors may adopt Bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving as a representative, against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

C.             A person’s rights under this Article Eight are contract rights that vest when the person becomes a director, officer or representative and shall continue as to a person who has ceased to be a director, officer or representative, and shall inure to the benefit of the heirs, executors and administrators of such person.  Neither the amendment nor repeal of this Article Eight, nor the adoption of any provision of the Articles of Incorporation inconsistent with this Article Eight, shall eliminate or reduce the effect of this Article Eight with respect to any matter occurring, or any cause of action, suit or claim that, but for this Article Eight would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision, regardless of when any action, suit or claim is threatened, filed or commenced and regardless of when any claims for indemnification or advancement of expenses or limitation of liability may be deemed to have ripened.

ARTICLE NINE
ACTIONS BY WRITTEN CONSENT AND
SPECIAL MEETINGS OF STOCKHOLDERS

A.             Any action required or permitted to be taken at a meeting of holders of Common Stock of the Corporation may be taken without a meeting if, before the action is taken, the Board of Directors approves the action and a written consent thereto is signed by stockholders holding at least a majority of the voting power of the outstanding Common Stock, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

B.             Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by Title 7, Chapter 78 of the NRS, may be called by the Chairman of the Board of Directors, or the President, and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote.

ARTICLE TEN
ANNUAL MEETING OF STOCKHOLDERS

At an annual meeting of stockholders, only such business shall be conducted as shall have been brought before the meeting (A) by or at the direction of the Board of Directors or (B) by any stockholder of the Corporation who complies with the notice procedures set forth in this Article Ten. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation, not less than sixty (60) nor more than one hundred twenty (120) days prior to the scheduled annual meeting date, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than seventy (70) days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made to the stockholders, then notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting is first publicly disclosed or otherwise given to stockholders. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting the following information: (i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business; (iii) the number of shares of the Corporation which are beneficially owned by the stockholder; (iv) any material interest of the stockholder in such business; and (v) a full description of the stockholder’s existing or proposed financial and other interests in and relationships with the Corporation or affiliates of the Corporation.  The Corporation may require the stockholder to furnish such other information as the Corporation may reasonably require for determining the eligibility of such stockholder to make such proposal. The provisions of this Article Ten apply to business proposals by stockholders, regardless of whether the proposals are requested to be included in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. In addition to complying with the foregoing provisions of this Article Ten, a stockholder seeking to have a business proposal included in the Corporation’s proxy statement shall also comply with all applicable requirements of Chapter 78 of the NRS, the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article Ten. The presiding officer at an annual meeting shall, if he determines the facts so warrant, determine and declare to the participants at the meeting that the business was not properly brought before the meeting and in accordance with the provisions of this Article Ten. Upon such determination and declaration, the business not properly brought before the meeting shall not be transacted.   For the avoidance of doubt, nominations of persons for election to the board of directors shall be subject to the provisions of Article Seven in lieu of the provisions of this Article Ten.

ARTICLE ELEVEN
ELECTIONS

A.             The provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statute, relating to acquisition of a controlling interest in the Corporation, shall not apply to the Corporation or to the acquisition of a controlling interest in the Corporation by any existing or future stockholder.

B.             At such time as the Corporation becomes a “resident domestic corporation” as defined in NRS 78.427, the Corporation shall not be subject to the provisions of NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statute, relating to combinations with interested stockholders.

IN WITNESS WHEREOF, the undersigned has set forth his hand this 1st day of June, 2009.

OVERHILL FARMS, INC.

/s/ James Rudis
By:	James Rudis
Its:	President